Exhibit 10.56.1

05-RainbowKa-LM-004

June 1, 2005

Mr. Wilt Hildenbrand

Rainbow DBS Company LLC

200 Jericho Quadrangle

Jericho, NY  11753

Subject:  Rainbow Ka-Band Contract dated November 21, 2004, Contract No. 11182004 (“Contract”)

Dear Mr. Hildenbrand:

Reference:                Letter Hyman to Hildenbrand dated May 28, 2005, Subject: Maximum Termination Liability Schedule

1. Pursuant to the request from Rainbow DBS Company LLC (“Rainbow”), and the agreement between Lockheed Martin Commercial Space Systems (“LMCSS”) and Rainbow, by Rainbow concurring to this Letter, the cumulative Maximum Termination Liability schedule for Ka-1, Ka-2, Ka-3, Ka-4 and Ka-5 in Attachment 8 to the Contract will remain at the level set forth in the fourth month after EDC (March 2005) through the Restart Date, as defined below.  Capitalized terms not defined in this Letter agreement shall have the meanings ascribed to them in the Contract.

2. Nothing in this Letter agreement is intended nor should it be construed to modify Rainbow’s payment obligations in the ordinary course for services specified in the invoice dated April 21, 2005, which payment is currently due and owing.  However, in accordance with the Contract, payments made by Rainbow for services rendered and specified in the April 21, 2005 invoice would be refunded in the event of a Contract termination for convenience made prior to the establishment of a Restart Date.

3. Effective June 1, 2005, (i) all work by LMCSS under the Contract has been suspended, other than non-recurring work which may be mutually agreed to by the Parties (such non-recurring work will not result in any further payment obligation beyond the April 21, 2005 invoice payment or increase in the Maximum Termination Liability as capped herein)  and (ii) all future payments by Rainbow under the Contract have been suspended (other than the payment obligations under Paragraphs 1 and 2 above).

4.  Rainbow, with assistance and support from LMCSS, shall immediately begin to re-assess its Ka-band satellite program, scope, number of satellites, orbital locations and technical design and, on or before November 21, 2005, Rainbow shall either (i) terminate the Contract under Article 17, (ii) notify LMCSS to proceed with the work as originally contemplated under the Contract, or (iii) notify LMCSS of the particulars of a revised Ka-band program to be implemented under the Contract.  Upon receipt of a notice under clause (ii) or (iii) above, LMCSS shall process a Contract Change Notice, and Rainbow shall either accept or reject the Contract Change Notice in accordance with the Contract.  If Rainbow accepts the Contract Change Notice (including any modifications as may be agreed by the Parties), LMCSS shall restart the program, as amended by the agreed upon Contract Change Notice, upon the date of Rainbow’s acceptance thereof (“Restart Date”), and the Contract shall be modified to reflect the changes mutually agreed in accordance with the Contract Change Notice.  If Rainbow rejects the Contract Change Notice, the Contract shall be terminated in accordance with Article 17, and such termination shall be deemed to have occurred prior to the establishment of a Restart Date.  Upon termination under and in accordance with Article 17, LMCSS shall promptly refund to Rainbow all amounts paid by Rainbow under the Contract in excess of termination charges, which termination charges shall not exceed the Maximum Termination Liability set forth in Paragraph 1 hereof.

5. The Parties acknowledge that, because of the suspension of work under Paragraph 3 above, LMCSS is not bound by the Promised Delivery Dates currently set forth in Article 3 of the subject Contract.  Moreover, Rainbow’s right to terminate the Contract for cause under Paragraph 18.1(f) shall not be triggered by LMCSS’s failure to complete the FCC milestones by the dates currently specified by the FCC as a result of the suspension of the work under Paragraph 3 above.  As part of any Contract Change Notice issued under Paragraph 3 above, LMCSS shall specify (i) any necessary changes in the Promised Delivery Dates and (ii) the dates by which it will be able to meet the FCC milestones, taking into account the number of Days that work was suspended, the scope of the Contract change and LMCSS’s normal and customary practices.

6. This Letter agreement supercedes all prior discussions and understandings of the Parties with respect to the subject matter hereof.

As always, if you have any questions or comments, please do not hesitate to contact me.

Best regards,	Concurrence:

/s/ Alan M. Hyman	/s/ Wilt Hildenbrand
Alan M. Hyman
Director, Contracts Management

Rainbow DBS Company LLC

cc:	David A. Deitch
Wilt Hildenbrand